Exhibit 15

Questions and answers related to how COVID-19 has impacted BRIX REIT, Inc.’s net asset value (“NAV”).

The questions set forth below are not intended to be a complete catalog of questions a BRIX REIT, Inc. (“BRIX REIT”) shareholder might have. Additional information regarding the determination of the company’s most recent NAV per share can be found in the Current Report on Form 1-U filed by the company with the Securities and Exchange Commission on May 22, 2020. You should consult your financial, tax and other advisors with regard to any further questions you might have generally and relative to your individual situation.

NAV-Related Questions

What is the new NAV per share? How was this new NAV per share calculated?

The new NAV of $0.32 per share was determined by our board of directors on May 19, 2020. Our board of directors, after receiving the range of estimates from an independent third-party real estate and advisory consulting firm, determined a NAV per share they believe was most appropriate given the uncertainty regarding the impact of the COVID-19 pandemic on the economy as a whole, and more specifically, on the asset types of student housing, gyms and quick service restaurants, which were particularly vulnerable to the shelter-in-place mandates imposed across the country.

Have other REITs seen changes to their NAVs and distributions since the start of the global pandemic?

The impact of the global pandemic has been felt across the entire economic spectrum, but certain sectors have been harder hit than others. While many public and private REITs have been forced to significantly alter their NAVs and revise or even suspend their dividend distributions since the onset of the COVID-19 pandemic, the impact of the pandemic on the BRIX REIT portfolio has been especially pronounced given the temporary closures of universities, gyms and eating establishments leading to the severe and potentially permanent loss of value reflected in the new NAV.

Why take actions to value the portfolio now rather than waiting until more is known about potential outcomes with specific properties and/or the overall economy?

As a new fund, BRIX REIT was scheduled to determine our first, formal independent valuation to estimate a NAV in September to coincide with the date that is 150 days after our two-year anniversary. Unfortunately, due to a series of unimaginable events, our formal valuation coincided with a global pandemic that had an outsized impact on our primary asset types, including student housing, gyms and quick service restaurants, that were particularly vulnerable to the shelter-in-place mandates put in place to slow the spread of the pandemic.

Is there a chance that BRIX REIT can still regain value or is it going to liquidate?

The board of directors is presently reviewing all the available go-forward options in its efforts to produce a recommendation that will be presented to shareholders. The options range from raising new capital to seeking a plan of liquidation. Beyond meeting the looming $5 million debt maturity and maintaining regulatory compliance, any orderly liquidation would best be served over 12 to 24+ months as that enhances the ability for a greater recovery. Conversely, raising new capital, though beneficial in paying off debt obligations and potentially buying new assets, has the negative effect of being dilutive to existing shareholders. We expect the board will be in a position to present their recommendation to shareholders in the coming weeks.

Will BRIX REIT be able to return to $5 per share?

Given the severe impact the COVID-19 pandemic has had on the portfolio and the limited financial resources the REIT has currently, we unfortunately do not see a reasonable scenario that gets back to our original $5 per share offering price. However, we remain hopeful that a partial recovery of the share price could transpire and that investors could, over time, potentially see a return far greater than the current $0.32 NAV per share. However, we can provide no assurance of a positive outcome.

What are the chances of BRIX REIT retaining the current assets and continuing at the new NAV for a couple years before exploring options to return principal to the investors after a set number of years?

Any potential long-term recovery of the portfolio remains uncertain, and while we believe that a successful resolution to our 24 Hour Fitness property and a partial recovery of the Stadium View loss may result in an improvement on the current $0.32 NAV per share, investors should anticipate a loss of principal.

Why would BRIX REIT sell assets now at this distressed NAV? Wouldn’t it make more sense to wait it out and sell when the markets have recovered?

Yes, it always makes better financial sense not to sell assets at distressed prices, and we would rather seek to sell them for higher prices when the market improves rather than sell in the current environment. That is why an orderly liquidation can normally take up to 24 months. However, we do not see a reasonable scenario that returns to our original $5 per share offering price even if we are successful with an orderly liquidation given the likely changes in lease terms with 24 Hour Fitness. Furthermore, it is highly likely that we will need to consider selling a portion of our student housing assets for regulatory compliance purposes and to help repay a portion of our $5.0 million balance outstanding under the line of credit that is due in October. Investors should anticipate a loss of principal, but we are optimistic that the loss will be less than what is reflected in the current NAV.

Why did the overall NAV decrease so much in comparison to the new valuation placed on each asset individually?

The valuation method used by our independent third-party real estate advisory and consulting firm, which adhered to industry best practices, reflected the known current market and property conditions to determine a reasonable estimate of what an ordinary market buyer might pay for our assets, while also considering our liabilities, including the upcoming loan repayment due in October. Both of these elements, as well as the ongoing uncertainty about the long-term impact of the COVID-19 pandemic on the economy as a whole, and more specifically, on the asset types of student housing, gyms and quick service restaurants, contributed to the new NAV.

Property and Tenant-Specific Questions

Why is there no update on the other portfolio properties (Champaign, IL; San Antonio, TX; Austin, TX)?

The assets in those locations are materially smaller investments in three other student housing investment vehicles which have also been similarly impacted by the COVID-19 pandemic. However, given that we only have a total investment of $400,000 across all three properties, we elected not to incur the expense of three separate appraisals and have held those three investments at their most recent book values.

What type of alternate tenants are being pursued for the 24 Hour Fitness building?

We have been in active negotiations with 24 Hour Fitness’ restructuring representative in hopes that we may be able to retain the gym as our tenant, and we remain optimistic that we will be able to come to acceptable terms on an agreement that is beneficial for both parties. However, gyms are purpose-built properties with footprints that are really only suitable for similar tenants, as the money needed to remodel a gym property to fit a different type of business would be cost prohibitive. Because of this, the prospect of finding a new tenant remains difficult, especially given that nearly all gym operators are equally suffering right now. If our negotiations with 24 Hour Fitness fail to result in a positively acceptable outcome, then we would pursue other viable gym operators as a possible replacement tenant.

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What relief has BRIX REIT been given on mortgage payments for each of the properties?

Temporary mortgage relief was obtained on Stadium View and 24 Hour Fitness, while there is no mortgage on the Starbucks property. Mortgage relief, like rent relief, is a negotiated item between the two parties and lenders hold full discretion as to whether to grant debt relief. If a tenant does not pay their rent, a landlord has the right to not allow them to use the property but there is still no cash collected. If a property owner does not pay its mortgage, then the lender can take the property away via foreclosure, leaving landlords such as BRIX REIT squeezed between a rock and hard place in today’s environment.

Has BRIX REIT considered suing the tenants for not paying their rent?

A tenant and a landlord have a lease contract that lays out all the numerous legal remedies available to both parties. Generally speaking, the process usually begins with a dialogue, then proceeds to the landlord sending a written notice of default, which is then followed by an eviction process. A landlord certainly has the right to sue a tenant but the process, even in non-COVID-19 times, is lengthy and quite expensive. Right now, the court systems are haywire due to the shutdown and it could take years to resolve a lawsuit with a tenant, during which time there is no rent being paid and no ability to re-lease the property. As such, most landlords and tenants try to solve their problems outside the court system. In our case, we are working with our tenants as best we can as our goal is to preserve economic value over the long term.

A selling point for this investment in student housing was that the parents of the students had to guarantee the rent payments. Aren't most of them paying at least through the contract time which is probably late summer?

The onsite property managers of these assets are working diligently to collect all the rent they can. In those instances where there were parental guarantees, then they have also reached out to the parents. There have been some rents collected but not 100 percent and the rents that are collected are going toward the operating expenses of the assets. With some students vacating their properties, the cost to pursue back rents is very high and usually results in little gain. In those instances where students have not left the premises but haven’t paid their rent in full, current prohibitions on evictions weaken the leverage a landlord has to force a tenant to pay. Lastly, it should be noted that most student housing leases expire at the end of May and the summer months are typically the months with the highest vacancy.

Redemption and Investment-Specific Questions

Can I sell my shares in BRIX REIT? What are my options right now?

Our primary offering and the Share Repurchase Program (SRP) both remain closed at this time due to the significant impact of the COVID-19 pandemic on our portfolio. BRIX REIT has repurchase mechanics in place, and as delineated in our SRP within our offering circular, if requests for repurchase exceed the cash funds available in that month, then we have the discretion to repurchase fewer shares than have been requested in the event of market conditions beyond our control. Even if the board of directors decided to lift the suspension of our SRP, there is currently no cash available to repurchase, or redeem, shares. Given the cash constraints, if the REIT were reopened to new investment capital, that capital would be first earmarked to pay pending debt obligations, then any excess would likely be used to pay down non-pending mortgage balances or acquire a new higher yielding asset. Only then would cash potentially be available for share redemptions. We are constantly evaluating the portfolio to determine the best use of our capital moving forward, and we will continue to share updates with investors, as appropriate.

However, an investor is able to sell his or her shares to another existing or new investor. These transactions are called private market transactions. Please contact us if you need more information on this topic.

Will we be able to submit this loss in our federal taxes next year?

No. The change in NAV itself does not give rise to a taxable event as the NAV, being only an estimate of value, does not constitute a taxable event by itself. Only realized gains or losses are taxable events. Should an orderly liquidation be completed, then that would give rise to a taxable event. Additionally, should a shareholder enter into a private market transaction with a buyer, then that too would give rise to a taxable event. In all instances, investors should seek their own independent tax advice.

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Where did my principal investment go?

The principal investment, which was used to purchase properties, went to the seller of each property. Beyond purchasing properties, cash also has gone to the various costs associated with running the REIT which include management, accounting, financial filings, real estate commissions and technology, among others.

Can I buy more shares at this distressed NAV price?

Not at this time. If BRIX REIT were to eventually reopen our primary offering then investors would have the ability to buy more shares at the current NAV per share.

What is the status of the monthly dividend distribution?

Given the materially reduced rent collections at this time, we are unable to make any dividend distributions and have limited cash available to maintain REIT operations (e.g., audit, tax and legal costs).

Corporate-Specific Questions

What timeline does BRIX REIT have on making decisions about the future of the REIT?

The board of directors is presently reviewing all the available go-forward options in its efforts to produce a recommendation that will be presented to shareholders. The options range from raising new capital to seeking a plan of liquidation. Beyond meeting the looming $5 million debt maturity and maintaining regulatory compliance, any orderly liquidation would best be served over 12 to 24+ months as that enhances the ability for a greater recovery. Conversely, raising new capital, though beneficial in paying off debt obligations and potentially buying new assets, has the negative effect of being dilutive to existing shareholders. We expect the board will be in a position to present their recommendation to shareholders in the coming weeks.

Did BRIX REIT apply for the Paycheck Protection Program (PPP) and receive funds to help mitigate the impact of the COVID-19 pandemic? Did any of BRIX REIT’s tenants apply for the program, too?

BRIX REIT was not eligible for any PPP loans given our particular corporate structure. Furthermore, it appears our current tenants were likely ineligible to receive any benefit from the CARES Act that authorized the PPP loan program based on our understanding of the PPP loan program requirements.

How is BRIX REIT adjusting compensation following the NAV update? What steps have you taken at the corporate level to reduce costs to endure the pandemic?

All the work on managing the properties, analyzing the scenarios and working with the investors by our external advisor is being done at no cost to our investors. Our external advisor, which is owned by RW Holdings NNN REIT, Inc., has agreed to waive all fees that BRIX REIT owed while also waiving current compensation.

How was BRIX REIT planning to pay off its $5 million loan due in October before the COVID-19 pandemic happened?

The $5 million loan is structured as a revolving line of credit. We have the ability to draw the money and repay, and repeat that process as needed. When we first launched the REIT, we drew down the line of credit to acquire the Stadium View asset before repaying it with capital inflows. We drew on the line of credit again over the past year to fund a portion of our 24 Hour Fitness acquisition and also to fund operational expenses when the fund was closed to new capital. The lender of this loan provided an extension last year based on our historical ability to raise new capital and pay it down, but given the volatility in the capital markets and the fact that the REIT has been closed to new capital since the beginning of April, the REIT has currently lost our ability to raise capital as we did in more predicable market environments. This fact makes it harder for the lender to extend the loan maturity, as the path to repayment has become less clear. If we were to open the REIT back up to new capital and be on track to raise the $5 million in the next few months, then the lender may be more receptive to granting another extension. However, our board of directors would likely want to introduce any recommendation to open the REIT to new capital only to all existing shareholders first as raising capital from outside investors would be dilutive to existing investors.

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Forward-Looking Statements

Certain statements contained herein, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). BRIX REIT intends for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, Section 21E of the Exchange Act and other applicable law. Such statements include, in particular, statements about new investment, leasing and liquidation opportunities, the economic effects of the COVID-19 pandemic and any economic recovery and future stock offerings and repurchases. Therefore, such statements are not guarantees of future results and are subject to risks, uncertainties and other factors, some of which are beyond BRIX REIT’s control, are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Accordingly, BRIX REIT makes no representation or warranty, express or implied, about the accuracy of any such forward-looking statements contained hereunder. Except as otherwise required by federal securities laws, BRIX REIT undertakes no obligation to update or revise any forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, whether as a result of new information, future events or otherwise.

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